Rafferty Capital Markets, LLC
59 Hilton Ave.
Garden City, NY 11530

BROKER-DEALER AGREEMENT

This Agreement made as of ________________________, 2010 between Rafferty Capital Markets, LLC ("RCM"), a corporation organized and existing under the laws of the State of New York, and ______________________________("Broker-Dealer"), a corporation organized and existing under the laws of ____________________________.

WHEREAS, each fund listed on Schedule A (each a "Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company or as a series thereof and currently offers for public sale shares of common stock or beneficial interest ("Shares"),

WHEREAS, RCM serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement, and

WHEREAS, Broker-Dealer desires to serve as a selected dealer for the Shares, and

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, RCM and Broker-Dealer agree as follows:

1. Offers and Sales of Shares. The Broker-Dealer is to offer and sell Shares only at the public offering price in effect, in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund ("Prospectus"). Redemptions and exchanges of shares will be made at the net asset value of such shares, less any applicable deferred sales charge and redemption fees as provided in each Fund's Prospectus. The Broker-Dealer agrees to act only as agent on behalf of its customers in such transactions and shall not have authority to act as agent for the Funds, for RCM, or for any other dealer in any respect. Broker-Dealer agrees to purchase Shares for investors at the applicable public offering price. Unless otherwise mutually agreed in writing, each transaction shall be confirmed in writing. All purchase orders are subject to acceptance by RCM and the Fund and become effective only upon confirmation by RCM. In its sole discretion, either the Fund or RCM may reject any purchase order and may, provided notice is given to the Broker-Dealer, suspend sales or withdraw the offering of Shares entirely. The Broker-Dealer agrees that neither the Funds nor RCM has any responsibility for determining whether the shares are suitable for the Broker-Dealer's customers. The Broker-Dealer agrees to offer and sell a Fund's shares in compliance with the Fund's Prospectus and agrees to have systems, procedures and/or policies in place that are reasonably designed to ensure the Broker-Dealer's compliance with the terms of this Agreement, the Prospectus and all relevant rules and regulations regarding the handling of mutual fund share orders on a timely basis.

2. Procedures for Purchases. The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Broker-Dealer by RCM from time to time.

3. Settlement and Delivery for Purchases. Transactions shall be settled by the Broker-Dealer by payment of the full purchase price to RCM in Federal Funds. Payment for Shares ordered from RCM shall be received by RCM by the later of (a) the end of the third business day following the Broker-Dealer's receipt of the customer's order to purchase such Shares or (b) the end of one business day following the Broker-Dealer's receipt of the customers payment for such Shares, but in no event later than the end of the sixth business day following the Broker-Dealer's receipt of the customers order. If such payment is not received within the time specified, the sale may be canceled forthwith without any responsibility or liability on RCM's part or on the part of the Funds.

RCM will not accept from the Broker-Dealer any conditional orders for Shares. Delivery of certificates for Shares purchased shall be made by the Funds only if requested (provided that the Fund issues certificates) and only against receipt of the purchase price, subject to deduction for any discount reallowed to the Broker-Dealer and RCM's portion of the sales charge on any such sale.

RCM shall pay to the Broker-Dealer, not less frequently than monthly, the aggregate fees due it on orders received and settled.

Broker-Dealer agrees to cooperate with all requests by the Funds with respect to discouraging, monitoring and terminating patterns of trading that the Funds deem disruptive, including providing, promptly upon request by the Funds, the Taxpayer Identification Number of all shareholders (as such term is defined by Rule 22c-2 under the 1940 Act) that purchased, redeemed, transferred or exchanged shares held through an account with Broker-Dealer, and the amounts and dates of such purchases, redemptions, transfers or exchanges. Broker-Dealer agrees to comply with any restrictions and limitations on purchases, redemptions and exchanges described in the Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing) and any share purchase eligibility requirements. If it should come to Broker-Dealer's attention that any Customers are engaging in a pattern of purchases, redemptions and/or exchanges of shares that appears to evidence market timing, Broker-Dealer shall promptly notify RCM and the Funds in writing of such pattern. Broker-Dealer agrees to execute any instructions from RCM or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder (as such term is defined by Rule 22c-2 under the 1940 Act) who has been identified by the Funds as having engaged in transactions in Fund shares

(directly or indirectly through the Broker-Dealer) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

Broker-Dealer agrees:

(i) to purchase shares only to cover purchase orders Broker-Dealer already has received[, or for Broker-Dealer's own investment];

(ii) to maintain records of all transactions in Fund shares made through Broker-Dealer and to furnish RCM or the Funds with copies upon reasonable request;

(iii) not to withhold placing customers' orders for shares so as to profit as a result of such withholding;

(iv) to comply with the standards for reducing or eliminating sales charges as set forth in the Prospectus and to not place orders for Fund shares in amounts just below the breakpoint at which sales charges are reduced so as to benefit from a higher sales charge applicable to the amount below the breakpoint; and

(v) to purchase Fund shares only through RCM.

Broker-Dealer agrees to be responsible to the Funds, the Transfer Agent and RCM for any losses, claims, damages or expenses resulting from execution of any transactions in Fund shares pursuant to this Agreement registered in the name of or beneficially owned by any Customer in reliance on Broker-Dealer's instructions or other exercise of authority on Broker-Dealer's customers' behalf. Notwithstanding the foregoing, Broker-Dealer shall not have any obligation of indemnity or reimbursement to the extent said loss, claim, demand or expense (including, without limitation, reasonable attorneys' fees) caused by RCM's willful misconduct or gross negligence. RCM shall use reasonable efforts to mitigate any such costs and expenses. Additionally, each party hereby acknowledges and agrees that Broker-Dealer's obligation of indemnity or reimbursement, if any, shall be limited to actual damages. In no event shall Broker-Dealer be liable, in any manner whatsoever, for consequential, incidental, special or punitive damages.

4. Shareholder Information. Broker-Dealer agrees that RCM, the Funds and the Transfer Agent may mail or otherwise distribute to Fund shareholders any material concerning the Funds or other funds or services. If Broker-Dealer holds Fund shares in record name or as nominee for its customers, all Prospectuses, proxy statements, shareholder reports, and other printed material will be sent to Broker-Dealer, and any confirmations and other communications to shareholders will be transmitted to Broker-Dealer (collectively, "Shareholder Communications"). Broker-Dealer will be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whose account Broker-Dealer holds Fund shares.

5. Procedures for Redemption, Repurchase and Exchange. Redemption or repurchases of Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to the Broker-Dealer by RCM from time to time.

6. Compensation. On each purchase of Shares by the Broker-Dealer from RCM, the total sales charges and discount to selected Broker-Dealer, if any, shall be as stated in each Fund's Prospectus. Such sales charges and discounts to broker-dealer are subject to reductions under a variety of circumstances as described in each Fund's Prospectus. To obtain these reductions, RCM must be notified when a sale takes place that would qualify for the reduced charge. If the Broker-Dealer fails to notify RCM regarding any such sales charge reductions, neither RCM nor the Fund will be liable for reimbursing the customer for the reduction or waiver that should have been in effect. The Broker-Dealer agrees to provide reasonable assurance that every customer receives the benefit of any appropriate reduction in, or waiver of, a sales charge as described in the Prospectus. If any Shares sold to the Broker-Dealer under the terms of this Agreement are redeemed by a Fund or repurchased within seven business days after the date the Broker-Dealer purchased such Shares, the Broker-Dealer agrees to forfeit its right to any discount or commission received by or allowed to the Broker-Dealer from its original sale.

From time to time during the term of this Agreement, RCM may make payments to Broker-Dealer pursuant to one or more distribution plans adopted by certain of the Funds pursuant to Rule 12b-1 under the 1940 Act ("Plan of Distribution") in consideration, with respect to each such Fund, of your furnishing distribution services hereunder and providing administrative, accounting and other services, including personal service and/or the maintenance of shareholder accounts. The provisions and terms of a Fund's Plan of Distribution are described in its Prospectus and Statement of Additional Information ("SAI"), and the Broker-Dealer agrees that RCM has made no representations to the Broker-Dealer with respect to the Plan of Distribution in addition to or conflicting with the description set forth therein. The Broker-Dealer agrees that (1) Broker-Dealer has no right to receive payment of any amounts otherwise payable to it by RCM under a Fund's Plan of Distribution until such time as RCM is in receipt of such fee from the Fund and (2) RCM's liability to the Broker-Dealer for the payment of any such fees is limited solely to the amount of the applicable Fund's fee sent to RCM.

The Broker-Dealer agrees to disclose all compensation that the Broker-Dealer receives under this Agreement, together with any other compensation that the Broker-Dealer receives in connection with its customer investments in Fund shares as required by applicable law.

7. Dealer Registration. The Broker-Dealer represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934 ("the 1934 Act"), is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, if it sells shares in additional states or jurisdictions in the future, it will become qualified to act as a broker-dealer in each such state or jurisdiction prior to selling any Fund shares. The Broker-Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement. The Broker-Dealer further represents and warrants that it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"), and that it agrees to abide by the Conduct Rules of the FINRA. The Broker-Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation ("SIPC") in good standing.

8. Compliance with Federal and State Laws. The Broker-Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws. In connection with sales and offers to sell Shares, the Broker-Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of the offering or sale, a copy of the Prospectus, and, if requested, the related SAI. RCM shall be under no liability to the Broker-Dealer except for lack of good faith, and for obligations expressly assumed by RCM herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation, or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

RCM shall, from time to time, inform the Broker-Dealer as to the states and jurisdictions in which RCM believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Broker-Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

RCM assumes no responsibility in connection with the registration of the Broker-Dealer under the laws of the various states or under federal law or the Broker-Dealer's qualification under any such law to offer or sell Shares.

9. Unauthorized Representations. No person is authorized to make any representations concerning Shares of the Funds except those contained in the Prospectus, SAI and printed information issued by each Fund or by RCM as information supplemental to each Prospectus. RCM shall, upon request, supply the Broker-Dealer with reasonable quantities of Prospectuses and SAIs. The Broker-Dealer agrees not to use other advertising or sales material, relating to the Funds unless approved by RCM in advance of such use.

Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

10. Confirmations. The Broker-Dealer agrees to send confirmations of orders to its customers as required by Rule 10b-10 of the 1934 Act. On orders placed directly with the Fund or its Agents, confirms will be sent to customers, as required, by the Fund's Transfer Agent.

11. Records. The Broker-Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares, and upon the reasonable request of RCM, or of the Funds, to make these records available to RCM or the Fund's Administrator as reasonably requested. On orders placed directly with the Fund or its Agents, the Fund's Transfer Agent, will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

12. Taxpayer Identification Numbers. The Broker-Dealer agrees to obtain any taxpayer identification number certification from its customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide RCM or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

13. Indemnification. (a) The Broker-Dealer shall indemnify and hold harmless, RCM, each Fund, the transfer agent of the Funds, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with any breach by the Broker-Dealer of any provision of this Agreements; (b) RCM shall indemnify and hold harmless the Broker-Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with any breach by RCM of any provision of this Agreement; (c) The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (Indemnifying Partner) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this sub-paragraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

14. No Agency Created. Nothing in this Agreement shall be deemed or construed to make the Broker-Dealer an employee, agent, representative or partner of any of the Funds or of RCM, and the Broker-Dealer is not authorized to act for RCM, and the Broker-Dealer is not authorized to act for RCM or for any Fund or to make any representations on RCM's or the Funds' behalf. The Broker-Dealer acknowledges that this Agreement is not exclusive and that RCM may enter into similar arrangements with other broker-dealers.

15. Termination, Assignment and Amendment. Either party to this Agreement may cancel this Agreement by giving ten days' written notice to the other. Such notice shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or member thereof or was mailed to the other party at its address as shown below in section 16. This agreement will terminate automatically without notice with respect to any Fund if (a) the Broker-Dealer filed a petition in bankruptcy, (b) a trustee or the like is appointed for the Broker-Dealer or its assets under federal bankruptcy laws, (c) the Broker-Dealer's registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (d) the Broker-Dealer's FINRA membership is suspended or revoked, (e) if an application for a protective decree under the provisions of the Securities Investor protection Act of 1970 shall have been filed against the Broker-Dealer, or (f) the Distribution Agreement between RCM and a Fund is terminated. Termination of this Agreement by operation of this Section 15 shall not affect any unpaid obligations under Sections 2, 3, or 5 of this Agreement or the liability, legal and indemnity obligations set forth under Sections 7,8,9 or 13 of this Agreement. This Agreement may be amended by either party with the prior written consent of the other party.

16. Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by electronic mail, telex, telegram or similar means of same ay delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to RCM shall be given or sent to RCM at its offices located at:

59 Hilton Ave
Garden City, NY 11530
Attn: Thomas Mulrooney

All notices to the Broker-Dealer shall be given or sent to the address on the Broker-Dealer Information Sheet.

17. Miscellaneous. The captions in this Agreements are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18. Governing Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of New York and the 1940 Act, the latter shall control.

19. Confidentiality. RCM and the Broker-Dealer agree to preserve the confidentiality of any and all materials and information (collectively, "Materials") furnished by either party in connection with this Agreement.

The provisions of this Section shall not apply to any information which: (a) is independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) is known to the receiving party by a third party prior to disclosure by the disclosing party; (c) is lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise is publicly available through no fault or breach by the receiving party; or (e) is required to be disclosed pursuant to any applicable law, rule, regulation or order of an entity having jurisdiction over the disclosing party.

20. Privacy and Safeguarding of Customer Information. Each party acknowledges that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, Regulation S-P, or other federal and state privacy laws and the regulations promulgated thereunder (collectively, "Privacy Laws"). The parties warrant and represent they are currently fully compliant and will hereafter remain fully compliant with such Privacy laws and: (a) that all nonpublic personal information shall remain the exclusive property of the owner and the receiving party shall not use any such information for any purpose except in furtherance of this agreement; (b) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (c) to disclose nonpublic personal information only to those of its employees and agents who have a need to know such information in furtherance of this Agreement; (d) that they have established and maintained safeguards against the unauthorized access, destruction, loss, or alteration of nonpublic personal information in their control; and (e) to cooperate with the other party and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either party.

In the event of any improper disclosure of any nonpublic personal information, the party responsible for the disclosure will immediately take the necessary steps to mitigate any further disclosure and notify the other party. The party responsible for the disclosure must also comply with and satisfy any applicable state or federal breach notification requirements.

The provisions of this section shall survive the termination of this Agreement.

20. Know Your Customer/Anti-Money Laundering. Upon request, Broker-Dealer will promptly provide RCM and/or the Funds such documentation regarding Broker-Dealer's know your customer and anti-money laundering policies and/or evidencing the identity of the beneficial owners of Fund shares as is necessary to permit RCM, the Funds and the Fund's transfer agent (the "Transfer Agent") to comply with applicable "know your customer" and anti-money laundering laws and regulations. Broker-Dealer agree to monitor for suspicious transactions and to assist RCM, the Funds and the Transfer Agent in monitoring for such transactions upon RCM's or the Funds' request. Broker-Dealer further represents and warrants that Broker-Dealer: (i) has established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (ii) has procedures to ensure that none of Broker-Dealer customers holding Fund shares appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") or are the subject of an OFAC maintained sanctions program; (iii) has identified, will continue to identify and will retain all documentation necessary to identify Broker-Dealer Customers and their sources of funds; and (iv) does not believe, has no current reason to believe and will notify us, to the extent permitted by applicable law, if Broker-Dealer comes to have reason to believe that any of its customers holding Fund shares through Broker-Dealer is engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which Broker-Dealer does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC.

21. Reports. Upon our request, Broker-Dealer agrees to report to RCM in writing on the amounts Broker-Dealer spends in connection with providing services pursuant to Section 1 and their purposes. Broker-Dealer also agrees to cooperate with RCM in reporting to the Funds' boards of trustees/directors or regulators concerning this Agreement and the amounts Broker-Dealer spends in connection with providing the services pursuant to Section 1.

22. Arbitration Clause - FINRA. In the event of a dispute between the parties, such dispute will be settled by binding arbitration before FINRA arbitrators in accordance with FINRA's Code of Arbitration Procedure in effect at the time of dispute. The arbitrators will act by majority decision and their award may allocate attorney's fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. This section shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

Rafferty Capital Markets, LLC
Attest: _______________________________	By: __________________________

Broker-Dealer
Attest: _______________________________	By: __________________________
Print Name: ___________________
Title: _________________________
Firm: _________________________